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EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT, made as of the 1st day of September 1999, by and between Stockwalk.com Group, Inc. (the "Company") and Andrew R. Guzman (the "Employee").

    WHEREAS, Company desires to avail itself of Employee's skills, talents, contacts, judgment and knowledge for the benefit of Company and accordingly has offered to employ Employee pursuant to the terms and conditions set forth hereinafter; and

    WHEREAS, Employee desires duties and responsibilities commensurate with Employee's education, experience and background, and salary, bonus, and other benefits and perquisites at levels that reflect Employee's anticipated future contributions to the Company;

    NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

    1.  Employment.  Subject to the terms and conditions hereof, the Company shall employ Employee and Employee agrees to be so employed in the capacity of Executive Vice President, Chief Information Officer, as well as that of, Chief Technology Officer, for a term of three (3) years commencing on the date hereof and terminating August 31, 2002. This Agreement shall automatically renew for successive one-year terms thereafter unless the Company shall have provided Employee with written notice of the Company's intent not to renew by August 1, 2002 and by each August 1 thereafter.

    2.  Duties.  Employee shall diligently and conscientiously devote Employee's full and exclusive time and attention to the discharge of Employee's duties as Executive Vice President, Chief Information Officer and Chief Technology Officer ("CIO"). As the CIO, said employee shall report directly to the Company's CEO. Employee's duties shall be determined from time to time by the Chief Executive Officer of the Company, to include being a member of the Company's Executive Committee, and, shall include, but not be limited to, the following duties:

Technical Leadership:

    Determine Company information technology strategies and tactics with focus on achieving maximum revenue and earnings growth.

    Define and participate in filling information technology-staffing needs for Company and assist employees to achieve their assigned objectives.

    Define and participate in managing Company information technology budget requirements for all hardware, software, outsourcing, and, technical support and personnel related expenditures.

    Track emerging technologies in on-line brokerages and related online financial and overall e-commerce fields.

    Define overall system architecture to meet long-term technological objectives while accommodating short-term needs.

Management:

    Definition, creation, oversight, and, management of the Company's overall IT division and its appropriate corporate budget.

    Define technological project deliverables, tasks, assignments, and timelines, utilizing structured software engineering processes, as well as other appropriate IT methodologies, as needed.

    Manage progress of both inside and outside technology teams and take timely corrective action.

    Participate in selection and management of outside technology vendors and outsourced IT Company assets.

    Base Salary.  Commencing at the effective date hereof and continuing through and including the last day of the term of this Agreement, the Company shall pay to Employee for services rendered hereunder as base compensation the sum of One Hundred Eighty Thousand Dollars ($180,000.00) per annum, which shall be paid in equal monthly or other convenient installments.

    4.  Loan.  On the date hereof, the Company shall loan Employee the sum of Twenty Thousand Dollars ($20,000.00). Such loan shall be evidenced by a promissory note in the form attached hereto as Schedule A which shall, among other things, provide for the forgiveness of said loan in the manner and pursuant to the terms and conditions specified therein. The Company shall have no obligation to make such loan unless and until Employee provides Company with a fully executed promissory note.

    5.  Bonus Payments.  Provided Employee is employed on the payment date, Company shall pay Employee a bonus amount not to exceed Fifteen Thousand Dollars ($15,000.00), or that percentage thereof, on December 1, 1999 and each quarter thereafter based upon:

    A.  Up to fifty percent (50%) of the quarterly bonus amount shall be based upon fulfilling those duties outlined in Paragraph 2, subheading Technical Leadership.

    B.  Up to fifty percent (50%) of the quarterly bonus amount shall be based upon fulfilling those duties outlined in Paragraph 2, subheading Management.

    The amount of any bonus earned pursuant to this Paragraph 4 shall be at the sole discretion of the Company.

    Grant of Stock Option.  On September 1, 1999, Company shall grant to Employee an option to purchase twenty-five thousand (25,000) shares of common stock of Stockwalk.com Group, Inc. Said option shall expire ten (10) years from the date hereof and vest ratably over a three (3) year period and contain other normal and customary terms and conditions. The exercise price shall be determined by utilizing the last reported sale price for said securities on the date of grant. Upon the death of said employee, the option will immediately and unconditionally vest to the benefit of said employee's spouse, and/or, other named beneficiaries. Company may grant Employee additional stock options in its discretion on an annual basis, based on Employee's overall performance. Provided Employee is then employed, Company shall grant to Employee an additional option to purchase twenty-five thousand (25,000) shares of common stock of Stockwalk.com Group, Inc. on the same terms and conditions as those set forth immediately above, except that these options will immediately vest, when the Company obtains a total of thirty thousand (30,000) online customers.

    6.  Benefits.  Employee shall be entitled to participate in such fringe benefit programs maintained by the Company as are available for other employees similarly situated except that Employee shall be entitled to twenty (20) vacation days per year.

    7.  Support Employees.  Any Information Technology employees added shall be subject to the express approval of the Company and subject to its normal and customary recruitment process and procedures. It is understood, commensurate with the duties of CIO, said employee shall review and evaluate all current direct and indirect IT staffing, versus their current roles and responsibilities, as well as overall company utilization, and, shall determine, where appropriate, how such staffing shall be better utilized and/or redeployed, consistent with the overall management of the IT Division. It is also understood, given current and future Company IT strategies, that said employee, in fulfilling his duties as CIO, may need to hire two (2) or three (3) additional experienced new senior or managerial IT staff in the first 60 days of employment.

    8.  Expenses.  The Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in carrying out Employee's duties under this Agreement. Employee shall present to the Company from time to time an itemized statement of account of such expenses in such form as may be required by the Company.

    9.  Termination.  Employee's employment hereunder shall be terminated upon the happening of any of the following events: (i) expiration of the term of this Agreement, without renewal; (ii) death of the Employee; (iii) notice to Employee that Employee's employment is terminated due to Employee's inability to perform Employee's usual and customary duties by reason of physical or mental disability; (iv) at any time without notice by the Company for cause; or (v) on thirty (30) days' prior written notice by either the Company or Employee. Employee shall be terminated "for cause" only if the Company determines Employee has knowingly violated an applicable law, rule, or regulation, or committed an unlawful or dishonest act, any felony, any act of bad faith, fraud, embezzlement, misappropriation, dishonesty or moral turpitude or the Employee's loss or suspension of any necessary licensure. It is understood, that in the event that the Agreement is terminated by either party due to the merger, reorganization, acquisition of all of the outstanding securities of the Company, and/or, said employee is reassigned within the Company to directly report to anyone other than the Company CEO, the Company shall pay to Employee or his estate, to the extent not heretofore paid or provided, all amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement with the Company through the term of this Agreement, all outstanding loans, if any, shall also be immediately forgiven, and, all stock options shall immediately vest and be exercisable according to their terms.

    10.  Confidentiality.  Employee may have access to Confidential Information, as defined herein, which the Company desires to protect at all times. Therefore:

    A.  Employee understands, acknowledges, and agrees that:

       (i) "Confidential Information" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, including but not limited to: (1) any information not generally known in the industry of the business regarding the Company's pricing of services, research, development, marketing, products, customers, clients, potential clients, servicing, business systems, and techniques; (2) financial information concerning the Company; ad (3) any information that the Company may from time to time designate as "confidential," "proprietary," or "trade secrets" which is not generally know in the industry of the Company;

    The Employee's duties may involve the use of the Confidential Information;

      (iii) The Company has expended substantial sums of money, time and effort in developing such Confidential Information; and

      (iv) The Company will be substantially harmed in the competitive marketplace if the Confidential Information is used to its detriment or to the benefit of others.

    B.  In recognition of the foregoing, the Employee agrees that:

       (i) The employee will not, during or after employment with the Company, directly or indirectly use or disclose any Confidential Information to any other person, firm or company, or in any way use for his benefit, or to the detriment of the Company, any information or knowledge obtained during the course of his employment with the Company, except as required in the conduct of the Company's business or as authorized in writing by the Company; and

      (ii) All memoranda, notes, records, papers and other documents and all copies thereof relating to the Company's operation and all objects related thereto are and remain the property of the Company; including, but not limited to, those developed, investigated, or considered by the Company. Employee will not copy or duplicate any of the aforementioned documents or objects nor use any information contained therewith, except for the Company's benefit, either during or after his employment.

    11.  Covenant Not to Compete.  The parties agree that the Company would be substantially harmed if the Employee competes with the Company during employment with the Company or after termination of employment with the Company. In exchange for benefits provided to the Employee hereunder, the Employee agrees that during his employment with the Company, and for a period of ninety (90) days after termination of such employment for any reasons the Employee will not directly or indirectly, without the written consent of the Company:

    A.  Engage in or begin any securities brokerage business competitive with the Company in any product or geographic market in which the Company is then engaged in the securities brokerage business. "Engage in" means to directly or indirectly, and whether as a principal, agent, employee, consultant, through an affiliate, or otherwise, alone or in association with any individual or any other entity, carry on, be engaged or take part in, or own, share in the earnings of, or invest in the stocks, bonds, or other securities of, any entity engaged in such businesses in such area. "Affiliates" means, as to any party, any entity which controls, or is under common control with, such party.

    Solicit any person now, heretofore, or hereafter employed or retained by the Company as employee, agent or independent contractor to work for or with Employee as an employee, partner, agent, independent contractor or otherwise, in a business enterprise competitive with that of the Company.

    Vilify, disparage or otherwise slander or defame the business or business practices of the Company or its officers, directors, or employees.

    12.  Indemnification.  Employee shall indemnify and hold harmless the Company from and against any and all claims, actions and suits, and from and against any and all liabilities, losses, damages, costs, charges, attorney's fees and other expenses of every nature and character, arising out of, caused by or in any manner related to claims against the Company provided it has been finally determined that such claims arise out of actions by Employee that were knowingly illegal or unlawful, out of the scope of his employment, violative of applicable federal or state statutes, rules or regulations or applicable regulatory pronouncements, provided said items were not approved and/or directed by the CEO and/or the Company's Board of Directors. This indemnification shall survive termination of this Agreement. In addition, specific to Year 2000, ("Y2K"), it is understood, that Employee, acting in the capacity of the CIO, shall not be held liable and/or responsible for any Y2K deficiencies the Company now has, nor any, yet to be identified, and, that Employee cannot guarantee nor be liable for their correction. The Company shall indemnify Employee against any and all Y2K deficiencies it may now have and/or any to be discovered in the future. This indemnification shall survive termination of this Agreement.

    13.  Notices.  All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to Company:	Stockwalk.com, Incorporated 5500 Wayzata Boulevard, Suite 800 Minneapolis, MN 55416
If to Employee:	Andrew R. Guzman 6521 Addington Court Eden Prairie, MN 55346-2261

    14.  Severability.  In the event any portion of this Agreement is found to be invalid or unenforceable by any court of competent jurisdiction, the same will not affect in any respect whatsoever the validity of the remainder of this Agreement. Further, if any provision is held to be overbroad as written, that provision should be considered to be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

    15.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

    16.  Entire Contract.  This Agreement constitutes the entire understanding and agreement between the Company and Employee with regard to the matters stated herein and replaces and supercedes any other agreements with the Company. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Employee by the Company. This Agreement may be amended only in writing, signed by both parties hereto.

    17.  Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon the Employee, Employee's heirs, distributees and personal representatives.

    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

STOCKWALK.COM, INC.

By:	/s/ DAVID JOHNSON David Johnson
Its:	President

By:	/s/ ANDREW R. GUZMAN Andrew R. Guzman

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EMPLOYMENT AGREEMENT